Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher rfisher@webmd.net 201-414-2002	Jennifer Meyer jmeyer@webmd.net 212-624-3912

WEBMD REPORTS FIRST QUARTER RESULTS

ELMWOOD PARK, NJ (May 6, 2004) — WebMD Corporation (NASDAQ: HLTH) today announced financial results for the three months ended March 31, 2004.

Key Financial Highlights
 Revenue for the first quarter was $271.2 million compared to $221.5 million a year ago, an increase of 22.4%. Income before taxes, non-cash and other items for the first quarter was $28.2 million or $0.09 per share compared to $28.8 million or $0.10 per share a year ago. Income from continuing operations for the first quarter was $5.7 million or $0.02 per share compared to a loss from continuing operations of ($8.8) million or ($0.03) per share a year ago. Net income for the first quarter was $5.7 million or $0.02 per share compared to a net loss of ($7.4) million or ($0.02) per share a year ago.

As of March 31, 2004, WebMD had approximately $846 million in cash and short and long-term marketable debt securities.

Roger C. Holstein, CEO of WebMD, stated, “As we entered 2004, we expected that the industry challenges and our own company challenges would be great but that the opportunity would be even greater. In the first quarter, we saw results consistent with or slightly better than our expectations at WebMD Envoy, WebMD Health and Porex, offsetting a disappointing quarter at WebMD Practice Services. Although our company-wide investments in talent and technology will be seen in the expense line in the short-term, we believe these investments will yield revenue growth and margin expansion in the future.”

Segment Operating Results
 WebMD Envoy revenues were $163.8 million for the first quarter compared to $115.5 million in the prior year. The $48.3 million increase in WebMD Envoy’s revenues includes $39.8 million of revenues from customers acquired in recent acquisitions. Income before taxes, non-cash and other items was $29.9 million compared to $24.1 million in the prior year. Operating margins declined primarily as a result of increased costs related to our implementation efforts for HIPAA and our all-payer service and higher transaction-related sales expenses, partially offset by higher operating margins of recent acquisitions.

WebMD Practice Services revenues were $71.0 million for the first quarter compared to $72.0 million in the prior year. Revenues, particularly in the month of March, were impacted by lower system sales resulting from longer and more complex sales cycles and HIPAA and other transition challenges related to Network Services product offerings. Income before taxes, non-cash and other items was $1.4 million compared to $6.3 million in the prior year, reflecting the lower system sales and the continued spending necessary to support our all-payer network services infrastructure.

WebMD Health revenues were $26.3 million for the first quarter compared to $22.2 million in the prior year, driven by strong market acceptance of our pharmaceutical, medical device and employer-sponsored programs. Income before taxes, non-cash and other items was $4.5 million compared to $4.0 million in the prior year.

Porex revenues were $18.4 million for the first quarter compared to $17.3 million in the prior year. Income before taxes, non-cash and other items was $5.0 million compared to $4.7 million in the prior year. These results do not include the revenues or earnings from the two Porex operating units which were divested on August 1, 2003.

Financial Guidance
 In a Form 8-K furnished to the Securities and Exchange Commission today, WebMD provided modified financial guidance. Consolidated revenue and earnings guidance remains unchanged. However, the relative contribution of each business segment has been adjusted.

Analyst and Investor Conference Call
 As previously announced, WebMD will hold a conference call with investors and analysts to discuss these results at 4:45 pm (eastern) on May 6, 2004. The call can be accessed at www.webmd.com (in the About WebMD section). A replay of the audio webcast will be available at the same web address.

ABOUT WEBMD
 WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is a leading provider of online information, educational services and communities for physicians and consumers. WebMD Practice Services is a leading provider of physician practice management software and related services. WebMD Envoy is a leading provider of electronic data interchange services for healthcare providers and commercial health plans.

Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications. Porex customers include both end-users of its finished products as well as manufacturers that include Porex components in their products.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding our guidance on future financial results and other projections or measures of future performance of WebMD; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; the prospects for new applications of porous plastics and other porous media; and other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; operational difficulties relating to combining acquired companies and businesses; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the manner and timing of implementation of the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the healthcare industry’s responses; and the ability of WebMD to attract and retain qualified personnel. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.

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This press release includes both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The non-GAAP financial measures include: WebMD’s income before taxes, non-cash and other items; and related per share amounts. WebMD believes that those non-GAAP measures, and changes in those measures, are meaningful indicators of WebMD’s performance and provide additional information that WebMD management finds useful in evaluating such performance and in planning for future periods. Accordingly, WebMD believes that such additional information may be useful to investors. The non-GAAP financial measures should be viewed as supplemental to, and not as an alternative for, the GAAP financial measures. The tables attached to this press release contain historical GAAP financial measures and a reconciliation between historical GAAP and non-GAAP financial measures. WebMD is filing a Current Report on Form 8-K today containing this press release. Exhibit 99.3 to that Current Report includes a reconciliation of certain forward-looking non-GAAP information to GAAP financial information.

-Tables Follow-